EXHIBIT 99.7

CONSENT OF NOMINEE FOR DIRECTOR

I hereby consent to being named as a person who will become a director of CVR Refining GP, LLC, a Delaware limited liability company, the general partner of CVR Refining, LP, a Delaware limited partnership (the “Partnership”), in the Registration Statement on Form S-1 filed by the Partnership with the Securities and Exchange Commission (Registration No. 333-184200) (the “Registration Statement”), to the disclosure under the caption “Management” in the Registration Statement and to the filing of this consent as an exhibit to the Registration Statement.

Date: November 9, 2012

/s/ Kenneth Shea
Kenneth Shea